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                 December 21, 2020

       Douglas W. Chambers
       Chief Financial Officer
       United States Cellular Corporation
       8410 West Bryn Mawr
       Chicago, Illinois 60631

                                                        Re: United States
Cellular Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed December 18,
2020
                                                            File No. 333-251482

       Dear Mr. Chambers:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Mitchell Austin, Staff Attorney, at (202) 551-3574 or, in his absence, Jan
       Woo, Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Mitchel A. Mick, Esq.